UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 31, 2023

Enzo Biochem, Inc.

(Exact Name of Registrant as Specified in Its Charter)

New York

(State or Other Jurisdiction of Incorporation)

001-09974	13-2866202
(Commission File Number)	(IRS Employer Identification No.)

81 Executive Blvd. Suite 3
Farmingdale, New York	11735
(Address of Principal Executive Offices)	(Zip Code)

(212) 583-0100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	ENZ	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-1 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On March 31, 2023, Enzo Biochem, Inc. (the “Company”) entered into a Revolving Loan and Security Agreement (the “Credit Facility”) among Enzo Clinical Labs, Inc. and Enzo Life Sciences, Inc., as borrowers (the “Borrowers”), the Company and certain of its domestic subsidiaries, as guarantors (the “Guarantors”), and Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL as lender.

The Credit Facility provides for a maximum $8 million revolving line of credit. The Borrowers intend to use the borrowing proceeds under the Credit Facility for working capital and general corporate purposes. The commitment under the Credit Facility will expire after one year and all outstanding borrowings under the Credit Facility will become due and payable at that time. Prior to its expiration, the Borrowers will prepay and terminate the Credit Facility upon closing of the Asset Purchase Agreement pertaining to the Clinical Labs business, and a standard termination fee will be payable.

The Credit Facility is secured by a first priority perfected security interest in the collateral. The collateral includes substantially all the U.S. assets of the Borrowers and the Guarantors, including among other assets, cash, receivables, inventory and fixed assets.

Borrowings under the Credit Facility, which are based on eligible receivables of the Borrowers’ Clinical Labs and U.S.-based Life Sciences operating segments, accrue interest at the rate per annum equal to Term SOFR (Secured Overnight Financing Rate) for a three-month tenor plus 5.50%. Other fees, such as an unused line fee and a collateral monitoring fee, also apply. The Borrowers borrowed $5.5 million under the Credit Facility upon the closing thereof.

The Credit Facility includes customary affirmative and negative covenants for revolving credit facilities of this nature, including certain limitations on the incurrence of additional indebtedness and liens. In addition, the Credit Facility requires the Borrowers to maintain certain minimum liquidity levels as of the last day of each calendar month. The levels decline over time, starting at $4 million as of April 30, 2023, then $3 million as of May 31, 2023 and $2 million as of the end of each month thereafter.

The Credit Facility includes customary events of default for revolving credit facilities of this nature, including failure to pay outstanding principal or interest, failure of applicable representations or warranties to be correct in any material respects, failure to perform any other term, covenant or agreement, certain defaults upon obligations under the Employee Retirement Income Security Act, bankruptcy or a change in control. Such events of default would require the repayment of any outstanding borrowings and the termination of the right to borrow additional funds under the Credit Facility.

The description above is only a summary of the material provisions of the Credit Facility and is qualified in its entirety by reference to a copy of the Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 Creation of Direct Financial Obligation.

The information included under Item 1.01 above regarding the Credit Facility is incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Exhibit Name
10.1*	Credit Agreement, dated as of March 31, 2023, by and among Enzo Clinical Labs, Inc., Enzo Life Sciences, Inc., Gemino Healthcare Finance, LLC d/b/a SLR Healthcare ABL, Enzo Biochem, Inc. and certain other parties thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules to this Exhibit have been omitted pursuant to Regulation S-K Item 601(a)(5). The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENZO BIOCHEM, INC.

Date: April 5, 2023	By:	/s/ Hamid Erfanian
Hamid Erfanian
Chief Executive Officer

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